Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Second Amended and Restated Employment Agreement (the “Employment Agreement”) executed as of this 27th day of April, 2023 and originally effective as of the 27th day of August, 2020 (the “Effective Date”), by and between McClelland W. Wilcox an individual residing at 77 7th Avenue, 12M, New York, New York (the “Employee”) and HANOVER COMMUNTY BANK, a New York state chartered commercial bank with its principal place of business located at 2131 Jericho Turnpike, Garden City Park, N.Y. 11040 (the “Employer”).

WHEREAS, the Bank desires to employ Employee, and Employee desires to accept such employment, all upon the terms and conditions set forth herein; and

WHEREAS, the Employee agrees to be employed pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and with the intent to be legally bound hereby, the parties hereto hereby agree as follows:

1.Employment. Effective as of the Effective Date, the Employer agrees to employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2.Position and Duties. The Employee shall be employed as the President to perform such services in that capacity as are set forth in the bylaws of the Employer, as are usual and customary for comparable institutions and as shall from time-to-time be established by the Chief Executive Officer and/or the Board of Directors of the Employer. Employee agrees that he will devote his full business time and efforts to his duties hereunder. Employee shall report directly to the Chief Executive Officer.

3.Compensation. Employer shall pay to the Employee compensation for his services as follows:

(a)Base Salary. The Employee shall be entitled to receive during his service hereunder a minimum annual base salary (the “Base Salary”) of Five Hundred Twenty Five Thousand Dollars ($525,000). The Base Salary shall be payable in installments in accordance with Employer’s usual payroll method. Annually commencing in 2024, the Board of Directors (or a committee thereof) shall review the Employee’s performance, the status of Employer and such other factors as the Board of Directors (or a committee thereof) shall deem appropriate and shall adjust the Base Salary accordingly, which shall not be less than the Base Salary then in effect, unless any reduction in salary to less than the Base Salary then in effect is part of an overall reduction in compensation applicable to all senior executive officers of the Employer.

(b)Incentive Plans. Employee shall be entitled to participate in any incentive plans established by Employer for executive officers of the Employer at a level commensurate with the participation of other executive officers.

4.Other Benefits.

(a)Insurance Coverage and Employee Benefit Plans. The Employee shall be entitled to receive hospital, health, medical, long term disability and life insurance of a type currently provided to and enjoyed by other senior officers of Employer, and shall be entitled to participate in any other employee benefit, incentive or retirement plans offered by Employer to its employees generally or to its senior management, including the Employer’s 401(k) plan.

(b)Expenses. The Employee shall be entitled to reimbursement for all proper business expenses incurred by him with respect to the business of the Employer upon the provision of documentation evidencing such expenses in accordance with the Employer’s expense reimbursement policies and in the same manner and to the same extent as such expenses are reimbursed to other officers of the Employer.

(c)Vacation. The Employee shall be entitled to vacations and other leave in accordance with the Employer’s policy for senior executives.

(d)Life Insurance Policy. During the Term hereof, Employer shall maintain at its sole expense (up to a maximum annual premium of $5,000) one or more term life insurance policies in the minimum amount of Two Million ($2,000,000) for the sole benefit of Employee and his estate. These life insurance policies shall be in addition to life insurance coverage made available to Employee under Paragraph (a) above.

(e)Automobile. The Employee shall be entitled to a cash allowance in the amount of eight hundred ($800) dollars per month to be used for the purpose of maintaining an automobile for use in the business of the Employer.

5.Term.The term of this Agreement shall commence on the Effective Date and continue until the third anniversary of the Effective Date (as it may be extended hereunder, the “Term”); provided, however, that the Term shall be automatically extended for one additional one (1) year period upon each anniversary date of the Effective Date unless the Employer or the Employee elects, by written notice to the other no less than ninety (90) days nor more than 120 days prior to any anniversary of the Effective Date, not to so extend the Term, in which case the Term shall then end on the second anniversary of the date such notice is given.

6.Termination. Employee may be terminated at any time, without prejudice to Employee’s right to compensation or benefits as provided herein. Employee’s rights upon a termination shall be as follows:

(a)Cause. For purposes of this Agreement “Cause” with respect to the termination by Employer (as defined below) of Employee’s employment shall mean (i) willful and continued failure, for a period of at least thirty (30) calendar days, by the Employee to perform his reasonably-assigned duties for Employer under this Agreement after at least one (1) warning in writing from the Chief Executive Officer of the Employer, or such person or body to which such authority may be delegated, identifying specifically any such failure, (ii) the willful engaging by the Employee in misconduct which causes material injury to Employer as specified in written notice to the Employee from the Chief Executive Officer of the Employer, or such person or body to which such authority has been delegated; or (iii) conviction of or a plea of nolo contendere to a crime (other than a traffic violation) which is either a felony or an indictable offense or Employee’s habitual drunkenness, drug abuse, or excessive absenteeism other than due to Disability (as defined herein), after a warning (with respect to drunkenness or absenteeism only) in writing from the Chief Executive Officer of the Board of Directors of the Employer, or such person or body to which such authority has been delegated, to refrain from such behavior.

(b)Termination With Cause. Employer shall have the right to terminate the Employee for “cause”. In the event of such termination, the Employee shall only be entitled to salary and benefits accrued through the date of termination.

(c)Termination Without Cause. Upon a termination of Employee’s employment hereunder without “cause”, and in recognition of such termination and Employee’s agreement to be bound by the covenants contained in Sections 8, 9 and 10 hereof, Employee shall be entitled to receive a lump sum severance payment equal to the sum of 2.0 times (i) his then current annual Base Salary, (specifically excluding the value of any 401(k) or other retirement plan matching contribution from Employer, even if recognized in payroll or deemed compensation to Employee), (ii) the highest cash bonus payment paid to Employee over the past three years, and (iii) the highest full grant date value of any equity award granted over the past three years, if any. In addition, Employer shall continue to provide the Employee with hospital, health, medical and life insurance, and any other like benefits in effect at the time of such termination, on the terms and conditions under which they were offered to Employee prior to such termination for a period of twenty four (24) months. In the event Employer, under its insurance and benefit plans then in effect, is unable to provide Employee with the benefits provided for above under the terms provided for herein, then in lieu of providing such benefits, Employer will pay the amount of Employee’s premium to continue such coverage pursuant to the terms of the Comprehensive Omnibus Budget Reconciliation Act. The Employee shall have no duty to mitigate damages in connection with his termination by Employer without “cause” and shall be entitled to the benefits set forth in this paragraph in the event of termination without “cause” notwithstanding his acceptance of another position at a different employer. However, if the Employee obtains new employment and such new employment provides for hospital, health, medical and life insurance, and other benefits, in a manner substantially similar to the benefits payable by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder. Following the cessation of the continuation of Employee’s hospital, health, and medical insurance, Employee shall be permitted to elect to extend such insurance coverage under the policies maintained by Employer in accordance with the applicable provisions of Section 4980B of the Internal Revenue Code of 1986, as amended (“Code”), and/or applicable state law, to the extent eligible to do so under the Code and such state law.

(d) Death or Disability.This Agreement shall automatically terminate upon the death or Disability of Employee. Upon such termination, Employee shall not be entitled to receive any additional compensation hereunder, provided, however that the forgoing shall not prejudice Employee’s right to be paid for all compensation earned through the date of such termination and the benefits of any insurance programs maintained for the benefit of Employee or his beneficiaries in the event of his death or Disability. For purposes hereof, Disability shall be defined to mean a disability under any long term disability plan of the Employer then in effect.

Additionally, Employee or his estate, as applicable, shall be entitled to exercise all stock options to purchase stock of Employer, its parent, or any successor, for the longer of the period provided for in the applicable stock option plan or six months after (i) such termination due to disability.

(e)Justified Termination by Employee. For the purposes of this Agreement, a resignation by Employee after the occurrence of any of the following events without his advance written consent shall constitute termination without “cause”:

(i)	A reduction in Base Salary or benefits, except for a reduction in benefits that is applicable to all employees;
(ii)	A demotion to a position junior to that of President;
(iii)	A change in the reporting structure whereby Employee is required to report directly to any executive officer other than to the Chief Executive Officer; and
(iv)	The relocation of Employee’s principal location of employment outside of Manhattan – Employee acknowledges that he will be required periodically to work at the Bank’s headquarters, currently located in Mineola, New York, and that such periodic work in the headquarters location shall not trigger the right of Employee to terminate employment hereunder.

7.Change in Control.

(a)Upon the occurrence of a Change in Control (as herein defined), Employee shall be entitled to receive the payments provided for under paragraph (c) hereof.

(b)A “Change in Control” shall mean:

(i)

a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or a similar transaction, in any case in which the holders of the voting stock of the Company prior to such transaction do not hold a majority of the voting power of the resulting entity; or

(ii)	individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof.

For these purposes, “Company” shall mean Hanover Bancorp, Inc., the parent corporation of the Employer, and “Incumbent Board” means the Board of Directors of the Company as of the Effective Date, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(c)In the event the conditions of Section (a) above are satisfied, Employee shall be entitled to receive a lump sum payment equal to 2.99 times the sum of (i) his then current annual Base Salary, (ii) the highest cash bonus payment paid to Employee over the past three years, and (iii) the highest full grant date value of any equity award granted over the past three years; provided, however, that in no event shall any payments provided for hereunder, when combined with any other payments due to Employee under any other agreement or benefit plan of Employer contingent upon a Change in Control, constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto, the total payments will be reduced such that no portion of such payments are subject to the excise tax under Section 4999 of the Code to the extent that, after all applicable taxes, the Employee retains more of the total payments after this reduction than if the full amount were payable. Payments will be reduced in such manner as has the least economic effect on the Employee. In applying these principles, any reduction or elimination of the Payments shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Unless the Employer and the Employee otherwise agree in writing, any determination required under this Section 7(c) shall be made in writing by a nationally-recognized accounting firm selected by the Employee (the “Accountants”), whose determination will be conclusive and binding upon the Employee and the Employer for all purposes. For purposes of making the calculations required by this Section 7(c), the Accountants (i) may make reasonable assumptions and approximations concerning applicable taxes, (ii) may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, and (iii) shall take into account a “reasonable compensation” (within the meaning of Q&A-9 and Q&A-40 to Q&A 44 of the final regulations under Section 280G of the Code) analysis of the value of services provided or to be provided by the Employee, including any agreement by the Employee (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to the Employee that may then be in effect (including, without limitation, those contemplated by Section 9 of this Agreement). The Employer and the Employee agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Employer shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. In addition to the foregoing, Employee shall be entitled to receive from Employer, or its successor, hospital, health, medical and life insurance on the terms and at the cost to Employee as Employee was receiving such benefits upon the date of his termination. Employer’s obligation to continue such insurance benefits will be for a period of thirty six (36) months from the effective date of the Change in Control. Any payment made hereunder shall be deemed to have satisfied Employer’s obligations under this Agreement, and in no event shall Employee thereafter be entitled to receive any payment under Section 6(c) hereof.

8.Release.

All payments and benefits provided for under Sections 6 and 7 hereof shall be contingent upon Employee executing a general release of claims in favor of the Employer its subsidiaries and affiliates, and their respective officers, directors, shareholders, partners, members, managers, agents or employees, in the form annexed hereto as Exhibit “A”, which release shall be provided to the Employee within five (5) business days following the termination date of Employee’s employment, and which must be executed by the Employee and become effective within thirty (30) days thereafter. Severance payments under Sections 6 or 7 that are contingent upon such release shall, subject to Section 12(f), commence within ten (10) days after such release becomes effective; provided, however, that if the date of Employee’s termination of employment occurs on or after November 15 of a calendar year, then severance payments shall, subject to the effectiveness of such release and Section 12(f), commence on the first business day of the following calendar year.

9.Non Solicitation

During the period Employee is performing services for the Employer and for a period of one (1) year following the termination of the Employee’s services for the Employer for any reason other than termination without “cause”, the Employee agrees that the Employee will not, directly or indirectly, for the Employee’s benefit or for the benefit of any other person, firm or entity, do any of the following:

(i)

solicit or attempt to solicit from (i) any customer that Employee serviced or learned of while in the employ of the Employer (“Customer”), or (ii) any referral sources or prospective referral sources which are actively being sought by Employer at the time of Employee’s termination (a “Referral Source”), or (iii) any potential customer of the Employer which has been the subject of a known written or oral bid, offer or proposal by the Employer, or of substantial preparation with a view to making such a bid, proposal or offer, within twelve months prior to such Employee’s termination (“Potential Customer”), business of a similar nature or related to the business of the Employer;

(ii)	accept any business from, or perform any work or services for, any Customer, Referral Source or Potential Customer, which business, work or services is similar to the business of the Employer;
(iii)	cause or induce or attempt to cause or induce any Customer, Referral Source or Potential Customer, licensor, supplier or vendor of the Employer to reduce or sever its affiliation with the Employer;
(iv)

solicit the employment or services of, or hire or engage, or assist anyone else to hire or engage, any person who was known to be employed or engaged as a consultant by or was a known employee of or consultant to the Employer upon the termination of the Employee’s services to the Employer, or within twelve months prior thereto; or

(v)	otherwise interfere with the business or accounts of the Employer.

For purposes hereof, “solicitation” shall include directly or indirectly initiating any contact or communication of any kind whatsoever for purposes of inviting, encouraging or requesting such Customer, Referral Source, Potential Customer, licensor, supplier, vendor, employee or consultant to materially alter its business relationship, or engage in business, with the Employee or any person, firm or entity other than the Employer.

10.Confidential Information

(a) As used herein, “Confidential Information” means any confidential or proprietary information relating to the Employer and its affiliates including, without limitation, the identity of the Employer’s customers, the identity of representatives of customers with whom the Employer has dealt, the kinds of services provided by the Employer to customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, customer preferences and policies, pricing information, business and marketing plans, financial information, budgets, compensation or personnel records, information concerning the creation, acquisition or disposition of products and services, vendors, software, data processing programs, databases, customer maintenance listings, computer software applications, research and development data, know-how, and other trade secrets.

Notwithstanding the above, Confidential Information does not include information which: (i) is or becomes public knowledge without breach of this Agreement; or (ii) is received by Employee from a third party without any violation of any obligation of confidentiality and without confidentiality restrictions; provided, however, that nothing in this Agreement shall prevent the Employee from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law; provided further, however, that the Employee will provide the Employer with prompt notice of such request so that the Employer may seek (with the cooperation of the Employee, if so requested by the Employer), a protective order or other appropriate remedy and/or waiver in writing of compliance with the provisions of this Agreement. If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

(b) At all times, both during the period of Employee’s services for the Employer and after termination of Employee’s services, the Employee will keep in strictest confidence and trust all Confidential Information and the Employee will not directly or indirectly use or disclose to any third-party any Confidential Information, except as may be necessary in the ordinary course of performing the Employees duties for the

Employer, or disclose any Confidential Information, or permit or encourage any other person or entity to do so, without the prior written consent of the Employer except as may be necessary in the ordinary course of performing the Employee’s duties for the Employer.

(c) The Employee agrees to return promptly all Confidential Information in tangible form, including, without limitation, all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks, mobile or remote computers (including personal digital assistants) or in any other manner to the Employer at any time that the Employer makes such a request and automatically, without request, within five days after the termination of the Employee’s performance of services for the Employer for any reason.

11.Arbitration. Any dispute or controversy arising under this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Employer and the Employee, sitting in New York County, New York, unless otherwise mutually agreed by the Employer and the Employee, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the forgoing, the parties to this Agreement may seek equitable relief in any court or competent jurisdiction for a matter in the nature of, but not limited to, restraining orders or injunctions.

12.Miscellaneous.

(a)Governing Law. In the absence of controlling Federal law, this Agreement shall be governed by and interpreted under the substantive law of the State of New York.

(b)Severability. If any provision of this Agreement shall be held to be invalid, void, or unenforceable, the remaining provisions hereof shall in no way be affected or impaired, and such remaining provisions shall remain in full force and effect. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

(c)Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties with regard to the subject matter contained herein and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof and may only be amended by written agreement signed by both parties hereto or their duly authorized representatives.

(d)Successors and Assigns. This Agreement shall be binding upon and become the legal obligation of the successors and assigns of Employer and shall inure to the benefit of Employee’s estate, heirs, representatives in the event of his death or Disability.

(e)Clawback and Recoupment. Any amounts paid Employee hereunder shall be subject to any clawback or recoupment policy adopted by Employer, or the requirements of any law or regulation applicable to the Employer and governing the clawback or recoupment of executive compensation. In addition, with regard to any payment made hereunder pursuant to Sections 6(c) or 7(c) hereunder, Employer or its successors retains the legal right to demand the return of any payment made should Employer or its successors later obtain information indicating that the Employee has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under the FDIC’s regulations at 12 C.F.R. 359.4(a) (4).

(f)Section 409A Compliance. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. Notwithstanding anything contained herein to the contrary, the Employee shall not be considered to have terminated employment with the Employer for purposes of the payments and benefit of Section 1 hereof unless he would be considered to have incurred a “termination of employment” from the Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Employee, directly or indirectly, designate the calendar year of payment. If the Employee is a “specified employee” for purposes of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to this Agreement which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination.  Should this Section 12(f) result in a delay of payments to the Employee, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), Employer shall begin to make such payments as described in this Section 12(f), provided that any amounts that would have been payable earlier but for application of this Section 12(f) shall be paid in lump-sum on the 409A Payment Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYER: HANOVER COMMUNITY BANK

ATTEST:

/s/ Michael P. Puorro

________________________By:_______________________________________

Name: Michael P. Puorro

Title: Chairman & Chief Executive Officer

EMPLOYEE:

/s/ McClelland W. Wilcox

_________________________________________

Name: McClelland W. Wilcox

Exhibit “A”

Form of General Release

RELEASE AGREEMENT

This Release Agreement (this “Agreement”), dated _________, 202_, is by and among McClelland W. WILCOX (“Executive”), and HANOVER COMMUNITY BANK ( “HCB”).

WHEREAS, pursuant to the terms of that certain Employment Agreement originally dated August 27, 2020 between Executive and HCB (as subsequently amended and restated, the “Employment Agreement”), Executive has become entitled to receive a payment pursuant to Section 6(c)  or 7(c) of the Employment Agreement;

WHEREAS, pursuant to Section 8 of the Employment Agreement, it is a condition precedent to HCB’s obligation to make such payments that Executive enter into this Agreement;

NOW, THEREFORE, IN CONSIDERATION of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.Release and Waiver.
(a)The Executive, for himself, his heirs, successors and assigns, does hereby generally and completely waive, release and forever discharge, HCB, and all their representatives, officers, directors employees and affiliates, and each and every successor, assign and agent (the “Released HCB Parties”), from and against any and all claims.  As used herein, “claims” means any and all matters relating to the Employment Agreement, including, but not limited to, any and all claims related to Executive’s service as an employee, officer or director of HCB or any subsidiary or affiliate through the effective date of this Agreement or arising from or related to Executive’s service with HCB, and any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of actions, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Executive’s employment or service with HCB or any subsidiary or affiliate thereof, and, except as set forth below, also includes but is not limited to: (i) claims under federal, state or local law (statutory or decisional) for breach of contract, tort, wrongful or abusive or unfair discharge or dismissal, impairment of economic opportunity or defamation, breach of fiduciary duty, intentional infliction of emotional distress, or discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation or any other unlawful criterion or circumstance; (ii) claims for compensation, bonuses or benefits; (iii) claims under any employment letter, service agreement, severance program, compensation, bonus, incentive, deferred retirement, health, welfare or benefit plan or arrangement maintained by HCB and its affiliates; (iv) claims for sexual harassment; (v) claims related to whistle blowing; (vi) claims for punitive, incidental, indirect, consequential, special or exemplary damages; (vii) claims for violations of any of the following laws (as amended) from the beginning of time to the effective date of this Agreement: the Equal Pay Act, the Civil Rights Act of 1866, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 as amended, the Equal Pay Act, the Genetic Information and Discrimination Act, the Americans with Disabilities Act of 1991, the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993, the Rehabilitation Act, Executive Order 11246, all claims and damages relating to race, sex, national origin, disabilities, religion, sexual orientation, and age, all employment discrimination claims arising under similar state, country or city statutes, any claims for unpaid compensation, wages and bonuses under the federal Fair Labor Standards Act, 29 U.S.C. § 201, et seq., any and all claims for violation of Code Section 409A, or any state, county or city law or ordinance regarding wages or compensation, and (viii) claims for violations of any other applicable labor or employment statute or law, state or federal, from the beginning of time to the effective date of this Agreement.  In addition, Executive waives any and all rights under the laws of any jurisdiction in the United States that limit a general release to those claims that are known or suspected to exist in Executive’s favor as of the effective date of this Agreement.  The foregoing list is meant to be illustrative rather than exclusive.
(b)Notwithstanding the foregoing, Executive does not waive any rights related to: (i) HCB’s obligations to make payments or provide other benefits under Section 6(c) or 7(c) of the Employment Agreement, (ii) claims for payment under any equity compensation plan of HCB in effect as of the date hereof and under which

Executive received an award, (iii) claims for benefits under HCB’s tax-qualified retirement plans or other benefit or compensation plans in which Executive has a vested benefit; or (iv) claims for benefits required by applicable law or health insurance coverage under applicable state and federal group health care continuation coverage laws (e.g., COBRA). In addition, excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies.  Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf.
(c)Executive agrees not to institute, nor has Executive instituted, a lawsuit against any Released HCB Party based on any waived claims or rights as set forth above.
(d)Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safe and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies. In addition, nothing in this Agreement shall preclude Executive from responding to any lawfully-issued subpoena, court order or other compulsory legal process, provided that Executive provides immediate written notice of any inquiry or request for such communication or cooperation or legal process to the Company.
(e)EXCEPT AS OTHERWISE PROVIDED HEREIN, EXECUTIVE ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIM(S) OF ANY TYPE THAT EXECUTIVE MAY NOW HAVE AGAINST ANY RELEASED HCB PARTY.
2.Injunctive Relief.  The parties hereto recognize that irreparable injury will result to HCB, their businesses and properties in the event of Executive’s breach of any covenants or agreements contained herein.  HCB will be entitled, in addition to any other remedies and damages available to it, to an injunction prohibiting Executive from committing any violation or threatened violation of this Agreement.
3.Non-Disparagement.  Executive agrees to forever refrain from making any  disparaging remarks or other negative or derogatory statements, written or oral, to any third party relating to HCB, or its parents, subsidiaries, officers, employees or agents or customers; provided, however that the forgoing shall not prohibit Executive from providing truthful testimony in any judicial or administrative proceeding, if Executive is legally compelled to so testify.
4.General Provisions.

(a)Heirs, Successors and Assigns.  The terms of this Agreement will be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

(b)Final Agreement.  This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral.  The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

(c) Governing Law.  This Agreement will be construed, enforced and interpreted in accordance with and governed by the laws of the State of New York, without reference to its principles of conflicts of law.

(d) Counterparts.  This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed an original and all of which counterparts, taken together, will constitute but one and the same agreement.

(e)Severability.  Any term or provision of this Agreement which is held to be invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

5. Review and revocation.

(a)      Review Period.  Executive acknowledges that Employee was given, and has had, a period of not less than 21 days within which to consider this Agreement. Executive further acknowledges that, if Executive executed and delivered this Agreement prior to the expiration of the 21 day review period, Executive did so entirely voluntarily, and without any coercion or improper inducement by HCB or any other HCB Released Party, or any of their representatives.

(b)Revocation Period.  Executive understands and expressly acknowledges that Executive has a period of seven (7) full days after the date when Executive signs this Agreement to revoke this Agreement.  Executive may revoke this Agreement by delivering written notification to Michael Puorro, Chairman and CEO, Hanover Community Bank, 2131 Jericho Turnpike, Garden City Park, NY 11040 at any time prior to, or through, the seventh full day after Executive signs this Agreement.  If Executive properly revokes this Agreement, the Agreement will not be effective and enforceable, and Executive will not receive the benefits provided for under Section 6(c) of the Employment Agreement.  If Executive does not properly revoke this Agreement, this Agreement shall be binding and enforceable beginning on the 8th day after Executive signs this Agreement (the “Effective Date”) and Executive will receive the benefits provided for under Section 6(c) of the Employment Agreement.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS.  HCB HEREBY ADVISES EXECUTIVE TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT.

IN WITNESS WHEREOF, the Executive has signed this Agreement on the date set forth below and Executive hereby declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.

EXECUTIVE

Date